STATE OF DELAWARE
                     CERTIFICATE OF AMENDMENT
                 OF CERTIFICATE OF INCORPORATION



GK Intelligent Systems, Inc. (Corporation), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

            FIRST: That at a meeting of the Board of Directors of GK Intelligent Systems, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the majority stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

            RESOLVED: that the Certificate of Incorporation of GK Intelligent Systems, Inc. be amended by changing the Article thereof numbered 1(one) so that, as amended, said Article I shall be and read as follows:

          The name of the Corporation is M Power Entertainment Inc.

            SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the majority stockholders of GK Intelligent Systems, Inc. was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

            THIRD: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Law of the State of Delaware.

            FOURTH: That the capital of said corporation shall not be reduced under or by reason of said Amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this tenth day of May, 2005.


      /s/ Gary F. Kimmons
By: ______________________________
Gary F. Kimmons
CEO, President
GK Intelligent Systems, Inc.